Exhibit 10.35

AGREEMENT

This Agreement is made as of the 8th day of January, 2007, by and between Friendly Ice Cream Corporation, a Massachusetts corporation (the “Company”), and George M. Condos (“Employee”).

WHEREAS, Employee is currently serving as the Company’s President and Chief Executive Officer;

WHEREAS, in consideration for Employee agreeing to continue his employment with the Company, agreeing to keep Company information confidential and not to compete with the Company in the event Employee’s employment is terminated and providing the Company with a release of any potential claims, the Company agrees that Employee shall receive a similar release from the Company and the compensation set forth in this Agreement as a cushion against the financial and career impact on Employee in the event Employee’s employment with the Company is terminated without cause.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Definitions

“Base Compensation” shall mean the annualized base rate of salary being paid to Employee at the time of Employee’s Termination of Employment.

“Cause” shall mean (1) misappropriation of funds, (2) habitual insobriety or substance abuse, (3) conviction of a crime involving moral turpitude, or (4) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on business, operations, assets, properties or financial condition of the Company and its Subsidiaries taken as a whole.

“Severance Period” shall mean the one (1)-year period after Employee’s Termination of Employment.

“Termination of Employment” shall mean the termination of Employee’s active employment relationship with the Company or its parent, Friendly Ice Cream Corporation.

2.             Severance Compensation upon Termination.   Subject to the requirements of Section 7 hereof, in the event that Employee’s employment is terminated by Friendly’s (as defined below) for a reason other than for Cause, Employee shall be entitled to receive salary continuation payments during the Severance Period in an aggregate amount equal to the Base Compensation, which payments shall be paid on Employee’s then current payment schedule.

Notwithstanding the foregoing, no such payments shall be provided unless Employee executes, and does not revoke, an effective written release, complying with all state and federal requirements (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Employee’s employment or the termination thereof.

3.             Confidential Information.  Employee recognizes and acknowledges that, by reason of his employment by and service to the Company, he has had and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to the products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figure, customer and client lists, and relationships between the Company and its affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its affiliates (“Confidential Information”).  Employee acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after his employment by the Company, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Board, unless such information is in the public domain through no fault of Employee or except as may be required by law or in a judicial or administrative proceeding.  In the event that Employee is required to disclose any of the Company’s Confidential Information, Employee shall provide reasonable notice to the Company and shall provide reasonable cooperation with any efforts of the Company to oppose such disclosure.

4.             Non-Competition.

(a)           During his employment by the Company and for a period of one year thereafter unless acting with the prior written consent of the Board, Employee shall not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, those businesses directly competing with the Company, including, and limited to, Denny’s, IHOP and Bob Evans. Employee also shall not, directly or indirectly, during such period (a) solicit or divert business from, or attempt to convert any client, account or customer of the Company or any of its affiliates, whether existing at the date hereof or acquired during Employee’s employment nor (b) following Employee’s employment, solicit or attempt to hire or hire any then employee of the Employer or of any of its affiliates.

(b)           The foregoing restriction shall not be construed to prohibit the ownership by Employee of less than five percent (5%) of any class of securities of any corporation in the family dining segment having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

5.             Equitable Relief.  Employee acknowledges that the restrictions contained in Sections 3 and 4 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company.  Employee represents that his experience and capabilities are such that the restrictions contained in Section 4 hereof will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.  Employee further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with this counsel.

6.             Notice.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier services, as follows:

If to the Company, to:

Friendly Ice Cream Corporation
1855 Boston Road
Wilbraham, MA 01095
Attention: General Counsel

If to the Employee, to:

George M. Condos
299 Great Bay Street
East Falmouth, MA 02536

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section.  Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit; postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

7.             Release of Claims.  Notwithstanding any provision contained herein, Employee’s right to receive payments hereunder is expressly conditioned upon Employee’s execution of an agreement to release claims, which agreement shall contain, in part, the following provision:

 “Employee, on his behalf, his spouse, heirs, agents, attorneys, representatives and assigns, hereby releases and discharges forever all claims and causes of action of every name and nature that have arisen or might have arisen at any time up to and including the date on which you sign this Agreement (whether known or unknown, accrued, contingent, or liquidated) that you now have or may have against Friendly Ice Cream Corporation, any of its subsidiaries, divisions, parents and affiliates (collectively, “Friendly’s”), or any of the aforementioned entities’ agents, employees, directors, and officers, including but not limited to, any claims relating to your employment with Friendly’s and the termination thereof; any claims based on statute, regulation, ordinance, contract or tort; any claims arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), or any other federal, state, or local law relating to employment discrimination, harassment, or retaliation; any claims relating to wages, compensation, or benefits; and any related claims for attorney’s fees.”

8.             Miscellaneous.

(a)           All section headings are for convenience only.  This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(b)           Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of the Company.  Employee is and will remain an employee at will.

(c)           If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

(d)           This Agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

FRIENDLY ICE CREAM CORPORATION

By:	/s/ Donald N. Smith
Donald N. Smith, Chairman

/s/ George M. Condos
George M. Condos